Exhibit 10.10

RESTRICTED STOCK AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Montage Resources Corporation, a Delaware corporation (the “Company”), and the member of the Board of Directors of the Company (the “Board”) named below (“Grantee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2019 Long-Term Incentive Plan (as amended, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Grantee:
Number of Restricted Shares:
Date of Grant:

1.Award.  The Company hereby grants to Grantee the total number of restricted shares of the Company’s common stock, par value $0.01 per share (“Company Stock”), set forth above as the Number of Restricted Shares (the “Restricted Shares”), subject to all of the terms and conditions of this Agreement and the Plan.  Grantee will be reflected as the owner of record of the Restricted Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Restricted Shares in uncertificated book entry form, until the Restricted Shares become vested and nonforfeitable. Upon the Company’s request, Grantee must promptly deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Shares. If Grantee forfeits any Restricted Shares, the stock power will be used to return the certificates for the forfeited Restricted Shares to the Company’s transfer agent for cancellation.

2.Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all of the terms and conditions of the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

3.Vesting.

(a)The Restricted Shares shall become fully vested as of the earlier of (i) the first anniversary of the Date of Grant, (ii) the date of a Change of Control or (iii) the date of Grantee’s death (as applicable, the “Vesting Date”).  As soon as practicable after the Restricted Shares vest, the Company will deliver a share certificate to Grantee, or deliver shares electronically or in certificate form to Grantee’s designated broker on Grantee’s behalf. If Grantee is deceased at the time that a delivery of share certificates is to be made, the certificates will be delivered to Grantee’s executor, administrator or personal representative.

(b)If Grantee’s service on the Board terminates for any reason (other than by reason of Grantee’s death) prior to the Vesting Date, the Restricted Shares shall be immediately forfeited by Grantee and transferred to, and reacquired by, the Company for no consideration.

4.Dividends.  Any dividends or other distributions that are declared with respect to the shares of Company Stock underlying the Restricted Shares between the Grant Date and the Vesting Date of the Restricted Shares shall be paid to Grantee on or as soon as practicable following the Vesting Date of such Restricted Shares, and shall not be paid to Grantee in the event that such Restricted Shares do not become so vested.

5.Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

6.Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

7.Binding Nature of Agreement. The terms of this Agreement shall be binding upon Grantee and upon Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.  In addition, the terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by Grantee in exchange for, or by virtue of Grantee’s ownership of, the Restricted Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Company Stock or other similar event, except as otherwise determined by the Committee. If the Restricted Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares.

8.Assignment and Transferability.  Prior to the Vesting Date, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and any attempt to do so shall be null and void and without effect.

9.Legend on Certificates. Grantee agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE MONTAGE RESOURCES CORPORATION 2019 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND MONTAGE RESOURCES CORPORATION, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, EXCHANGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

10.Securities Laws Requirements. The Company shall not be obligated to issue shares of Company Stock to Grantee free of the restrictive legend described in Section 9 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).  The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.

11.Necessary Acts.  Grantee hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and state securities or tax laws.

Restricted Stock Award Agreement	Page 2 of 4	Dated
For Non-Employee Directors		(Director’s name)

12.Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

13.Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

14.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Montage Resources Corporation Attn.: General Counsel 122 W. John Carpenter Freeway, Suite 300 Irving, Texas 75039

If to Grantee:	At the address in the Company’s records.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

16.Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by both of the parties hereto.

17.Acceptance.  Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understands the terms and provision thereof, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement.

18.Taxes.

(a)Tax Withholding. Grantee is not an employee of the Company or any Affiliate; therefore, the Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due to Grantee the amount of any federal, state, local or foreign taxes required to be paid by Grantee as a result of the grant or vesting of the Restricted Shares in whole or in part. Grantee expressly acknowledges that Grantee is solely responsible for the payment of any such federal, state, local or foreign taxes, and Grantee may not rely on the Company for any assistance with regard to withholding or paying such taxes.

(b)Tax Election. Grantee is advised to seek independent tax advice from Grantee’s own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Date of Grant.  Grantee expressly acknowledges that Grantee is solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. Grantee may not rely on the Company or any of its respective officers, directors or employees for tax or legal advice regarding this Award. Grantee acknowledges that Grantee has sought tax and legal advice from Grantee’s own advisors regarding this Award or has voluntarily and knowingly foregone such consultation.

Restricted Stock Award Agreement	Page 3 of 4	Dated
For Non-Employee Directors		(Director’s name)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and Grantee has executed this Agreement, each as of the date first above written.

MONTAGE RESOURCES CORPORATION:

By:
Name:	John Reinhart
Title:	President and Chief Executive Officer

GRANTEE:

Name: (Director)

Restricted Stock Award Agreement	Page 4 of 4	Dated
For Non-Employee Directors		(Director’s name)